                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Adam C. Derbyshire        Mike Freeman                        Mark R. Vincent
Vice President and        Director, Investor Relations and    Euro RSCG Life NRP
Chief Financial Officer   Corporate Communications
919-862-1000              919-862-1000                        212-845-4239

            SALIX Presents Results from COLAZAL(R) Ulcerative Colitis
                     Studies at Digestive Disease Week 2003

RALEIGH, NC, May 21, 2003 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP), today announced that results from two COLAZAL(R) (balsalazide disodium) studies were presented at Digestive Disease Week 2003 (DDW) in Orlando, Florida.

Results from the first study, titled, "An Open Label Comparison of Asacol(R) and COLAZAL(R) in a Selected Group of Patients with Ulcerative Colitis", show that 57% of the 28 patients in this study who were switched from Asacol to COLAZAL due to intolerability or suboptimal therapeutic response to Asacol experienced at least a 50% decrease in the number of bowel movements by week 4 of the study. The authors concluded that this effect may be attributed to higher delivery of 5-ASA to the colon by COLAZAL compared to Asacol.

Results from a three-year study, titled, "Long-Term Patient-Led Maintenance of Remission in Ulcerative Colitis with Balsalazide: Is it Effective and Safe?", show that long-term, patient-led maintenance therapy with balsalazide appears to be well tolerated and effective for ulcerative colitis patients.

"DDW provides a scientific forum for Salix to discuss its ongoing efforts to develop significant products for the treatment of gastrointestinal diseases with gastroenterologists and other health care providers," commented Carolyn J. Logan, President and Chief Executive Officer, Salix

Pharmaceuticals. "This year at DDW 2003 in Orlando, approximately 35 members of the Salix Product Development and Sales and Marketing teams interacted with numerous attendees to discuss product innovations and to gain valuable insight into their specific needs. By maintaining close relationships with the gastroenterology community, Salix has been able to identify and advance products that provide specialists with effective treatments for debilitating illnesses, including our marketed product, COLAZAL, and Rifaximin, our gastrointestinal-specific, broad-spectrum oral antibiotic that we expect to launch next year."

COLAZAL(R) Study Summaries and Results:

  "An Open Label Comparison of Asacol(R) and COLAZAL(R) in a Selected Group of
                       Patients with Ulcerative Colitis"
   Devang G. Patel and Kiron M. Das, Crohn's and Colitis Center of New Jersey

This open-label study was conducted in 28 patients to assess the efficacy and tolerability of COLAZAL in patients with active ulcerative colitis (UC) who either could not tolerate Asacol(R) (mesalamine) or had suboptimal therapeutic response to Asacol. Symptomatic UC patients were changed from Asacol (1.6 to 4.8 g/day) to COLAZAL (4.5 to 6.75 g/day). Fifty-seven percent of patients experienced at least a 50% decrease in the number of bowel movements by week 4 of the study. The authors concluded that this effect may be attributed to higher delivery of 5-ASA to the colon by COLAZAL compared to Asacol. Additionally, COLAZAL was well tolerated by all patients, including the five patients who switched from Asacol due to side effects.

   "Long-Term Patient-Led Maintenance of Remission in Ulcerative Colitis with
                    Balsalazide: Is it Effective and Safe?"
          Jonathan R. Green, City General Hospital, Stoke-on-Trent, UK

This prospective study assessed the efficacy and tolerability of patient-led balsalazide dosing over a period of three years in 52 patients in long-term (stable) remission and 76 patients in recent remission. Patients were allowed to decide their appropriate doses of therapy. The daily dose of balsalazide, in both groups over the three year period, ranged from 1.5 g/day to 6.0 g/day and the average daily dose was 3.0 grams. Assessments of symptoms, muscosal inflammation, general well-being and adverse events were made every three months and laboratory assessments were made every six months. Analyses of laboratory findings revealed no adverse medication-related hematological or biochemical changes and no mortality or significant morbidity in either group. The authors concluded that this long-term, patient-led, maintenance therapy with balsalazide appears to be well-tolerated and effective for UC patients.

Additional Salix Updates at Digestive Disease Week 2003

Rifaximin

As announced last week, patient enrollment in the Company's Crohn's disease study was completed in January 2003 and the study should be concluded this month. Results of a preliminary analysis of interim data for the study are being presented to the Salix Rifaximin Advisory Board during a meeting of the Advisory Board at DDW. The results indicate that a positive trend was noted throughout the course of treatment with Rifaximin. Furthermore, based upon the analysis of the data, the Advisory Board concluded that further research and study of the use of Rifaximin in the treatment of Crohn's disease is warranted.

Continuing Medical Education Symposium

For the third consecutive year Salix is supporting a Continuing Medical Education symposium at DDW. The event this year is entitled "Managing the Most Difficult Therapeutic Problems in IBD Patients." "The goal of this CME symposium is to discuss the most current clinical data specific to the management of inflammatory bowel disease," stated Ellen Marth McKim, Executive Director, Marketing, Salix Pharmaceuticals. "We are honored to have a distinguished faculty of gastroenterology thought leaders present this valuable educational experience that should equip health care professionals with information that will be useful in their clinical practices."

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix's strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company's 84-member gastroenterology specialty sales and marketing team. Salix's first marketed product is COLAZAL(R) (balsalazide disodium) Capsules 750mg, an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. The Company launched the product in the U.S. through its specialty sales force in January 2001. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo. Salix's next product candidate is Rifaximin, currently in development for the potential treatment of infections of the gastrointestinal tract. The Company submitted an NDA for Rifaximin for the treatment of travelers' diarrhea to the FDA on December 26, 2001. The Company received an approvable letter from the FDA on October 25, 2002 and is currently working with the FDA to complete the approval process. In July 2002, Salix acquired exclusive U.S. development and marketing rights to a pellet formulation of mesalamine. The Company intends to complete the development work required to secure regulatory approval for the product in the U.S. Salix trades on the Nasdaq National Market under the ticker symbol "SLXP."

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

                                       ##

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include market acceptance for approved products, risks of regulatory review and clinical trials, intellectual property risks, management of rapid growth, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.